Exhibit 99.1

FOR RELEASE	IMMEDIATELY

FOR MORE INFORMATION CONTACT	Joseph D. Smith
Vice President
610-581-4826

J. Duncan Smith Named CFO for Bryn Mawr Bank Corporation

BRYN MAWR, Pa., March 21, 2005— The Board of Directors of Bryn Mawr Bank Corporation (NASDAQ: BMTC), announced the appointment of J. Duncan Smith as Chief Financial Officer and Treasurer of the Corporation effective on April 4, 2005. He will also serve as Executive Vice President, Chief Financial Officer and Treasurer for its principal subsidiary, The Bryn Mawr Trust Company, and will head up its Finance Division.

According to Corporation Chairman Ted Peters, “We are delighted that Duncan Smith has agreed to join us. I am convinced that his solid financial background and his long record of significant achievement will be an invaluable resource in our maintaining our pre-eminence among the Greater Philadelphia area banking and wealth management institutions.”

A Pennsylvania state licensed CPA, Mr. Smith has over 24 years of experience in the financial services industry, most recently as Chief Financial Officer and Treasurer of First Chester County Corporation, and Executive Vice President in charge of the Financial Support Services Division of its subsidiary, The First National Bank of Chester County.

Mr. Smith received a BSBA in Accounting from Shippensburg State College in Pennsylvania, a Masters in Taxation from Widener University, and a Master of Business Administration from Penn State Great Valley’s School of Graduate Professional Studies.

Mr. Smith is a member of the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants. He currently serves as First Vice-Chairman of the Southeastern Pennsylvania division of the Pennsylvania Bankers Association. He is a member of the Board of United Way of Chester County, belongs to the Rotary Club of West Chester, and has served as Fund Raising Chairman for Brian’s run in 2003 and 2004. Mr. Smith and his family reside in Unionville, Pennsylvania.

Bryn Mawr Bank Corporation, including The Bryn Mawr Trust Company, which was founded in 1889, has $682.9 million in bank assets and manages more than $1.9 billion in trust and investment assets. Bryn Mawr Trust offers a full range of personal and business banking services, as well as investment management, fiduciary services, tax planning and preparation, financial planning, insurance and retirement services.